Exhibit 99.1

ViewRay Reports Third Quarter 2017 Financial Results

Strong Order Momentum in Q3, continuing in Q4

CLEVELAND, OH November 13, 2017 — ViewRay, Inc. (Nasdaq: VRAY) today announced financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter & Recent Financial Highlights:

•	Total revenue of $12.2 million in Q3 2017, up from $0.4 million in Q3 2016.
•	Received new orders for MRIdian Linac systems in Q3 2017 totaling $29.9 million, compared to orders totaling $24.5 million in Q3 2016.
•	Total backlog grew to $194.8 million, as of September 30, 2017, up from $125.2 million as of September 30, 2016. This is net of one cancellation received in Q3 2017.
•	Awarded a tender offer for two MRIdian Linacs in Copenhagen and one MRIdian Linac in Zurich in October.
•	Raised gross proceeds of approximately $50 million through sale of 8,382,643 shares of common stock in a direct registered offering in October.

Third Quarter 2017 MRIdian Clinical Highlights:

•	Completed first patient treatments on the MRIdian Linac at Henry Ford Hospital in Michigan
•	Strong presence at AAPM and ASTRO annual meetings with 51 presentations highlighting MRIdian's growing role in cancer care.
•

Announced multi-center prospective clinical trial for locally advanced unresectable pancreatic cancer following early retrospective clinical data suggesting nearly 2X prolonged median survival using MRIdian adaptive therapy.

•

Held inaugural meeting of ViewRay’s Clinical Cooperative Think Tank (C2T2), comprised of leading clinicians from 18 institutions around the world, focused on gathering evidence of the benefits of MR-guided radiation therapy.

“In the third quarter we completed the installation of 2 MRIdian Linac systems and saw strong momentum in new orders for the MRIdian Linac,” said Chris A. Raanes, president and chief executive officer of ViewRay. "This momentum has continued into Q4, including winning competitive tenders for 3 new MRIdian Linacs at two sites in Europe in October. We also strengthened our cash position by raising $50 million to support the expanding commercialization of the MRIdian Linac.”

Financial Results

Total revenue for the third quarter ended September 30, 2017 was $12.2 million, compared to $0.4 million for the same period last year, including the recognition of revenue from two new MRIdian systems in the third quarter of 2017. Total revenue for the nine months ended September 30, 2017 was $14.1 million, compared to $6.1 million for the same period last year.

Cost of product revenue was $9.7 million for the third quarter ended September 30, 2017, compared to $0.8 million for the same period last year. Total gross profit (loss) for the third quarter ended September 30, 2017 was $2.0 million, compared to $(0.8) million for the same period last year. Cost of product revenue was $10.3 million for the nine months ended September 30, 2017, compared to $6.9 million for the same period last year. Total gross profit (loss) for the nine months ended September 30, 2017 was $2.0 million, compared to $(2.5) million for the same period last year.

Total operating expenses for the third quarter ended September 30, 2017 were $13.6 million, compared to $10.1 million for the same period last year. Total operating expenses for the nine months ended September 30, 2017 were $37.4 million, compared to $31.2 million for the same period last year.

Net loss for the third quarter ended September 30, 2017 was $(11.2) million, or $(0.19) per share, compared to $(14.1) million, or $(0.35) per share, for the same period last year. Net loss for the nine months ended September 30, 2017 was

$(47.5) million, or $(0.85) per share, compared to $(39.6) million, or $(1.02) per share, for the same period last year. The net loss in the third quarter and nine months ended September 30, 2017 included $2.3 million of other income and $6.9 million of other expense, respectively, primarily from changes in the fair value of warrant liabilities.

ViewRay had total cash and cash equivalents of $34.4 million at September 30, 2017.

Financial Guidance

The Company is repeating its expectation to deliver 7 to 8 MRIdian Linac Systems in 2017, but is adjusting the total revenue to be in the range of $42 million to $47 million.

Conference Call and Webcast

ViewRay will hold a conference call on Monday, November 13, 2017 at 8:30 a.m. ET / 5:30 a.m. PT to discuss the results. The dial-in numbers are (844) 277-1426 for domestic callers and (336) 525-7129 for international callers. The conference ID number is 5588908. A live webcast of the conference call will be available on the investor relations page of ViewRay’s corporate website at www.viewray.com.

After the live webcast, a replay of the webcast will remain available online on the investor relations page of ViewRay’s corporate website, www.viewray.com, for 14 days following the call. In addition, a telephonic replay of the call will be available until November 20, 2017. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the conference ID number 5588908.

About ViewRay

ViewRay®, Inc. (Nasdaq: VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian is built upon a proprietary high-definition MR imaging system designed from the ground up to address the unique challenges and clinical workflow for advanced radiation oncology. Unlike MR systems used in diagnostic radiology, MRIdian’s high-definition MR was purposely built to deliver high-precision radiation without unnecessary beam distortion, and consequently, help to mitigate skin toxicity and other safety concerns that may otherwise arise when high magnetic fields interact with radiation beams. ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the rate of new orders, upgrades and installations, ViewRay’s financial guidance for the full year 2017 and ViewRay’s conference call to discuss its third quarter 2017 financial results. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the timing, results and other uncertainties associated with clinical trials, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian Linac System, competition in the industry in which ViewRay operates and overall market conditions. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to ViewRay's business in general, see ViewRay's current and future reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Contact:

Investor Relations:	Media Enquiries:
Ajay Bansal	Michael Saracen
Chief Financial Officer	Vice President, Marketing
1-844-MRIdian (674-3426)	Phone: +1 408-242-2994
Email: media@viewray.com

VIEWRAY, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gross Orders	$29,850	$24,500	$79,460	$52,780
Backlog	$194,769	$125,240	$194,769	$125,240

Revenue:
Product	$11,358	$—	$11,358	$5,240
Service	721	298	2,408	813
Distribution Rights	118	59	356	59
Total revenue	12,197	357	14,122	6,112
Cost of revenue:
Product	9,728	803	10,322	6,869
Service	484	380	1,758	1,705
Total cost of revenue	10,212	1,183	12,080	8,574
Gross margin	1,985	(826)	2,042	(2,462)
Operating expenses:
Research and development	3,616	2,654	9,781	9,017
Selling and marketing	2,510	1,570	5,453	4,251
General and administrative	7,502	5,829	22,116	17,937
Total operating expenses	13,628	10,053	37,350	31,205
Loss from operations	(11,643)	(10,879)	(35,308)	(33,667)
Interest income	1	1	3	2
Interest expense	(1,843)	(1,707)	(5,372)	(4,166)
Other income (expense), net	2,269	(1,561)	(6,853)	(1,798)
Loss before provision for income taxes	$(11,216)	$(14,146)	$(47,530)	$(39,629)
Provision for income taxes	—	—	—	—
Net loss	$(11,216)	$(14,146)	$(47,530)	$(39,629)
Net loss per share, basic and diluted	$(0.19)	$(0.35)	$(0.85)	$(1.02)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	59,061,149	40,156,851	56,064,562	38,915,156

VIEWRAY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2017	December 31, 2016(1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,413	$14,198
Accounts receivable	1,042	4,200
Inventory	18,453	8,082
Deposits on purchased inventory	6,115	2,522
Deferred cost of revenue	10,390	3,909
Prepaid expenses and other current assets	5,091	3,023
Total current assets	75,504	35,934
Property and equipment, net	11,318	11,560
Restricted cash	1,143	1,143
Intangible assets, net	82	97
Other assets	86	30
TOTAL ASSETS	$88,133	$48,764
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$6,799	$4,980
Accrued liabilities	9,040	6,334
Customer deposits	20,920	19,400
Deferred revenue, current portion	10,873	6,515
Total current liabilities	47,632	37,229
Deferred revenue, net of current portion	3,215	3,918
Long-term debt	44,458	44,290
Warrant liabilities	12,835	2,723
Other long-term liabilities	6,568	4,257
TOTAL LIABILITIES	114,708	92,417
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized at September 30, 2017 (unaudited) and December 31, 2016; no shares issued and outstanding at September 30, 2017 (unaudited) and December 31, 2016	—	—
Common stock, par value of $0.01 per share; 300,000,000 shares authorized at September 30, 2017 (unaudited) and December 31, 2016; 59,071,653 and 43,581,184 shares issued and outstanding at September 30, 2017 (unaudited) and December 31, 2016	581	426
Additional paid-in capital	268,051	203,598
Accumulated deficit	(295,207)	(247,677)
TOTAL STOCKHOLDERS’ DEFICIT	(26,575)	(43,653)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$88,133	$48,764

(1) The condensed consolidated balance sheet as of December 31, 2016 was derived from audited financial statements as of that date.